Exhibit 99.1

Press Release

*FOR IMMEDIATE RELEASE*

BCB BANCORP, INC. AND PAMRAPO BANCORP, INC.

JOINTLY ANNOUNCE A STRATEGIC MERGER

Bayonne, New Jersey, June 30, 2009 — BCB Bancorp, Inc. (Nasdaq GM: BCBP) (“BCBP”) and Pamrapo Bancorp, Inc. (Nasdaq GM: PBCI) (“PBCI”) jointly announced the signing of a definitive merger agreement (“agreement”). Under the terms of the agreement Pamrapo will merge with BCBP. PBCI shareholders will receive 1.00 share of BCBP for each share of PBCI.

The Board of Directors of BCBP will be expanded by five seats for representation from PBCI. Daniel Massarelli will serve as Chairman of the combined entity and Mark Hogan will serve as Vice Chairman. Donald Mindiak will be the President and CEO of the combined entity, Thomas Coughlin will serve as COO and Kenneth Walter will serve as CFO. Both Boards of Directors have unanimously approved the merger.

The combined entity is projected to have $1.2 billion in total asset and hold the 5th largest deposit market share in Hudson County. The resulting company will be a bank holding company with one banking subsidiary, a state-chartered commercial bank.

Both parties have completed due diligence paying particular attention to credit, regulatory and legal matters. The merger is subject to certain conditions, including the approval of the shareholders of both BCBP and PBCI and receipt of regulatory approvals. The merger is expected to be completed by year end.

Mark Hogan, Chairman of BCBP stated, “We believe the partnership will solidify the combined entity’s Hudson County franchise and presents the opportunity to generate earnings and attractive returns to both groups of shareholders. The combination will greatly assist us in developing a more responsive and efficient institution while holding true to our tenet of customer service. We plan to continue to emphasize Pamrapo’s personal service and community banking focus.”

Kenneth Walter, Interim President and Chief Executive Officer of PBCI said, “We believe that this transaction is a great opportunity for our shareholders and will benefit our customers, employees and our community. We can continue with our philosophy of providing a high level of customer service and local decision making in our market area but will now have the added benefits of being part of a larger organization with much greater resources, lending limits and convenience for our customers.”

In connection with this transaction, FinPro, Inc. acted as financial advisor to BCBP and Endicott Financial Advisors, L.L.C. acted as financial advisor to PBCI. Luse Gorman Pomerenk & Schick provided legal representation to BCBP, while Patton Boggs provided legal representation to PBCI.

BCBP operates through three retail branches in Bayonne and Hoboken, New Jersey and through its executive office located at 104-110 Avenue C, Bayonne, New Jersey 07002.

PBCI is headquartered in Bayonne, New Jersey, and conducts its business through ten New Jersey banking offices, seven of which are located in Bayonne, one in Hoboken, one in Jersey City, and one in Monroe.

Forward-Looking Statements

This news release contains certain forward-looking statements about the proposed merger of BCBP and PBCI and the effects of the proposed merger on the companies. These statements speak only as of the date they are made. The companies undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating BCBP and PBCI, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which BCBP and PBCI are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that BCBP and PBCI file with the Securities and Exchange Commission (the “SEC”).

Additional Information about the Merger and Where to Find It

This press release may be deemed to be solicitation material with respect to the proposed merger of BCBP and PBCI. In connection with the proposed merger, BCBP and PBCI will file a joint proxy statement/prospectus with the SEC to be distributed to the shareholders of BCBP and PBCI in connection with their vote on the proposed merger. SHAREHOLDERS OF BCBP and PBCI ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The definitive proxy statement will be mailed to shareholders of BCBP and PBCI, and shareholders will be able to obtain the documents, when they become available, free of charge at the SEC’s website, www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by the companies by written request directed to the Corporate Secretary, BCB Bancorp, Inc., 104-110 Avenue C, Bayonne, New Jersey 07002 or by visiting the BCBP website at www.bcbbancorp.com, with respect to documents filed by BCBP, and by written request directed to the Secretary, Pamrapo Bancorp, Inc., 611 Avenue C, Bayonne, New Jersey 07002 or by visiting the PBCI website at www.pamrapo.com, with respect to documents filed by PBCI.

BCBP and PBCI are not currently engaged in a solicitation of proxies of their respective shareholders in connection with the proposed merger. If a proxy solicitation commences, BCBP and PBCI, and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed merger. Information regarding BCBP’s directors and executive officers is set forth in its proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on March 25, 2009. Information regarding PBCI’s directors and executive officers is set forth in its proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on March 31, 2009. Both filings are available at the SEC’s website, www.sec.gov, and may also be obtained from the companies at the addresses set forth in the preceding paragraph or by visiting their websites at www.bcbbancorp.com and www.pamrapo.com. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available.

Read the proxy statement/prospectus carefully before making a decision concerning the merger.

For further information contact:

Donald Mindiak

President and Chief Executive Officer

BCB Bancorp, Inc.

(201) 823-0700

Kenneth D. Walter

Vice President, Treasurer and Chief Financial Officer,

and Interim President and Chief Executive Officer

Pamrapo Bancorp, Inc.

(201) 339-4600

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